Exhibit 99.1

Third Quarter 2013
Earnings Release
and Supplemental Information

SC1 Data Center
Santa Clara, CA

DuPont Fabros Technology, Inc. 1212 New York Avenue, NW Suite 900 Washington, D.C. 20005 (202) 728-0044 www.dft.com NYSE: DFT	Investor Relations Contacts: Mr. Mark L. Wetzel EVP, CFO & Treasurer mwetzel@dft.com (202) 728-0033	Mr. Christopher A. Warnke Manager, Investor Relations investorrelations@dft.com (202) 478-2330

Third Quarter 2013 Results

Table of Contents
Earnings Release	1-5
Consolidated Statements of Operations	6
Reconciliations of Net Income to FFO, Normalized FFO and AFFO	7
Consolidated Balance Sheets	8
Consolidated Statements of Cash Flows	9
Operating Properties	10
Lease Expirations	11
Development Projects	12
Debt Summary and Debt Maturity	13-14
Selected Unsecured Debt Metrics and Capital Structure	15
Common Share and Operating Partnership Unit Weighted Average Amounts Outstanding	16
2013 Guidance	17

Note: This press release supplement contains certain non-GAAP financial measures that management believes are helpful in understanding the company's business, as further discussed within this press release supplement. These financial measures, which include Funds From Operations, Normalized Funds From Operations, Adjusted Funds From Operations, Funds From Operations per share, Normalized Funds From Operations per share and Adjusted Funds From Operations per share, should not be considered as an alternative to net income, earnings per share or any other GAAP measurement of performance or as an alternative to cash flows from operating, investing or financing activities. Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity. Information included in this supplemental package is unaudited.

NEWS

DUPONT FABROS TECHNOLOGY, INC. REPORTS THIRD QUARTER 2013 RESULTS
Revenues increase 13%; AFFO per share increases 63%
2013 Guidance increased; 2014 Guidance provided

WASHINGTON, DC, -- October 24, 2013 - DuPont Fabros Technology, Inc. (NYSE: DFT) today reported results for the quarter ended September 30, 2013. All per share results are reported on a fully diluted basis.
Highlights

•	As of September 30, 2013, the company's operating portfolio was stabilized at 94% leased.

•	Quarterly Highlights:

•	Normalized Funds from Operations (“Normalized FFO”) of $0.51 per share representing a 34% increase over the prior year quarter and a 9% increase sequentially.

•	Adjusted Funds from Operations ("AFFO") per share of $0.52 representing a 63% increase over the prior year quarter.

•	Signed three leases and one pre-lease totaling 11.70 MW of critical load and 84,979 raised square feet.

•	Commenced four leases totaling 11.48 megawatts ("MW") and 85,009 raised square feet.

•
Renewed one lease scheduled to expire in 2013 for five years totaling 1.14 MW and 5,300 raised square feet and two leases scheduled to expire in 2014 for three years totaling 3.41 MW and 16,400 raised square feet.

•	Issued $600 million 5.875% Senior Notes due 2021.

•	Repaid approximately 76% of the $550 million 8.5% Senior Notes due 2017 under a tender offer. Irrevocably called the remaining 24% and will redeem them later today.

•	Obtained a new $195 million unsecured term loan at LIBOR plus 1.75% due 2019.

•	Commenced development of SC1 Phase IIA (9.10 MW) 50% pre-leased with expected completion in the second quarter of 2014.
Hossein Fateh, President and Chief Executive Officer, said, “DFT had an excellent third quarter with 11.7 MW of new leasing with the operating portfolio 94% leased. In addition we issued $795 million of new debt lowering our average cost by over 200 basis points and extending the average maturity of our outstanding debt from 3.5 years to 7.1 years. We continue to focus on the lease up of our existing available inventory and our two new developments to fuel our growth.”

Third Quarter 2013 Results
For the quarter ended September 30, 2013, the company reported a loss of $0.16 per share compared to earnings of $0.11 per share for the third quarter of 2012. The $0.16 per share loss includes a one-time $0.38 per share loss on early extinguishment of debt. Excluding the $0.38 per share loss, earnings were $0.22 per share, an increase of 100% over the prior year quarter. Revenues increased 13%, or $10.9 million, to $96.3 million for the third quarter of 2013 over the third quarter of 2012. The increase in revenues is primarily due to new leases commencing.
Funds from Operations ("FFO") for the quarter ended September 30, 2013 was $0.13 per share compared to $0.38 per share for the third quarter of 2012. The decrease of $0.25 per share from the prior year quarter is primarily due to the $0.38 per share loss on early extinguishment of debt partially offset by higher operating income excluding depreciation.
Normalized FFO is FFO with the loss on early extinguishment of debt added back. Normalized FFO for the quarter ended September 30, 2013 was $0.51 per share compared to $0.38 per share for the third quarter of 2012. The increase of $0.13 per share from the prior year quarter is primarily due to higher operating income excluding depreciation.
First Nine Months 2013 Results
For the nine months ended September 30, 2013, the company reported earnings of $0.15 per share compared to $0.30 per share for the year ago period. Earnings of $0.15 per share includes losses on the early extinguishment of debt of $0.39 per share from refinancing activity in the first and third quarters of 2013. Excluding the $0.39 per share of loss on early extinguishment of debt, earnings were $0.54 per share, an increase of 80% over the year ago period. Revenues increased 12%, or $29.2 million, to $275.7 million for the first nine months of 2013 over the year ago period. The increase in revenues is primarily due to new leases commencing.
FFO for the nine months ended September 30, 2013 was $1.00 per share, compared to $1.10 per share for the first nine months of 2012. The decrease of $0.10 per share from the year ago period is primarily due to the $0.39 per share loss on early extinguishment of debt partially offset by higher operating income excluding depreciation.
Normalized FFO for the nine months ended September 30, 2013 was $1.39 per share, compared to $1.10 per share for the first nine months of 2012. The increase of $0.29 per share from the year ago period is primarily due to higher operating income excluding depreciation.
Portfolio Update
During the third quarter 2013, the company:

•	Signed three leases with a weighted average lease term of 6.0 years totaling 7.15 MW and 62,979 raised square feet. All three leases commenced in the third quarter.

•	One lease was at VA3 totaling 2.60 MW and 30,053 raised square feet.

•	One lease was at NJ1 totaling 2.28 MW and 22,353 raised square feet.

•	One lease was at SC1 Phase I totaling 2.27 MW and 10,573 raised square feet.

•
Signed one pre-lease at SC1 Phase IIA with a lease term of approximately 5 years totaling 4.55 MW and 22,000 raised square feet. This lease is anticipated to commence in the second quarter of 2014 upon the opening of SC1 Phase IIA.

•	Renewed one lease at ACC4 for five years totaling 1.14 MW and 5,300 raised square feet and two leases for three years at ACC4 and ACC5 totaling 3.41 MW and 16,400 raised square feet.

Year to Date, the company:

•
Signed five leases and a pre-lease with a weighted average lease term of 5.5 years totaling 15.71 MW and 106,130 raised square feet that are expected to generate approximately $15.0 million of annualized GAAP base rent revenue.

•	Commenced 13 leases totaling 32.17 MW and 195,725 raised square feet.

•	Renewed three leases by a weighted average of 3.5 years totaling 4.55 MW and 21,700 raised square feet.
Development Update
In August 2013, the company executed an agreement with its general contractor to complete half of the second phase of SC1, to be known as SC1 Phase IIA. It will consist of 9.1 MW and approximately 44,000 raised square feet with expected completion in the second quarter of 2014. SC1 Phase IIA is 50% pre-leased.
Balance Sheet and Liquidity
In September 2013, the company issued $600 million of Senior Notes due 2021 at par bearing an interest rate of 5.875%. The proceeds from this issuance were partially used to fund a tender offer to purchase the company's 8.5% Senior Notes due 2017. Bondholders tendered $418.1 million of these notes outstanding and the company settled this tender on September 24, 2013 for $443.4 million which included a premium of $25.3 million. On September 24, 2013, the company called the remaining bonds totaling $131.9 million and will redeem these Notes today for approximately $139 million which includes a premium of approximately $7 million.
In September 2013, the company entered into a $195 million senior unsecured term loan.  This loan bears interest at LIBOR plus 1.75% and matures on February 15, 2019 with no extension option. In October 2013, the company exercised the accordion feature increasing the term loan $55 million to $250 million.  The new loan includes a delayed draw feature, of which the company immediately drew $120.0 million in September and has drawn $34.0 million in the fourth quarter to date. The Company must draw the remaining balance of $96.0 million by January 10, 2014.
In September 2013, the company's Board of Directors approved a new common stock repurchase program that will commence at the expiration of the existing program and expire on December 31, 2014. The new program will allow purchases of up to $80 million plus any unused authorized amounts from the current program. Under the current program, the company has repurchased $37.8 million, or 1,632,673 shares, of common stock at an average price of $23.12 per share. In the third quarter of 2013, the company did not repurchase any shares and has $42.2 million remaining under the current program.
As of September 30, 2013, the company had $198 million of cash available on its balance sheet, $75 million of available capacity on the unsecured term loan and $400 million of available capacity under its revolving credit facility. Approximately $143 million of this cash will be used today to redeem the remaining 8.5% Senior Notes due 2017.
Fourth Quarter and Full Year 2013 Guidance
The company has established an FFO guidance range of $0.43 to $0.45 per share and a Normalized FFO guidance range of $0.54 to $0.56 for the fourth quarter of 2013. The $0.11 per share difference between these two ranges is the loss on the early extinguishment of debt from the redemption in October of the remaining Senior Notes due 2017.
The company's 2013 FFO guidance range is $1.43 to $1.45 per share and the 2013 Normalized FFO guidance range is $1.93 to $1.95 per share. The $0.50 per share difference between these two ranges is the losses on the early extinguishment of debt. The new Normalized FFO guidance is an increase of $0.04 per share to the midpoint of the prior FFO range and is due to the addback of the first quarter loss on early extinguishment of debt of $0.02 per share and a reduction in interest expense of $0.02 per share. The 2013 lower end of the FFO and Normalized FFO guidance ranges still assumes no additional leases will be executed through the end of this calendar year.

Full Year 2014 Guidance
The company has established the low end of its 2014 FFO guidance range at $2.28 per share. This per share amount has the following key assumptions:

•	Renewals of all leases scheduled to expire in 2014 and no new leases are executed through the end of 2014.

•	Commencement of one new development, CH2, in Elk Grove Village, Illinois in the second quarter of 2014.

•	$9 million of capitalized interest, with approximately $7 million in the first half of the year and approximately $2 million in the second half of the year.

•	General and administrative expense of $18 to $19 million.

•	No new debt or equity offerings and no common stock repurchases.

•	No acquisitions of income producing properties.
Below is a reconciliation of net income per common share and unit - diluted to FFO per share - diluted:

Expected FFO per share - low end of guidance range
Net income per common share and unit - diluted	$1.10
Depreciation and amortization, net	1.18

FFO per share - diluted	$2.28
The company will provide additional details for 2014 guidance on its fourth quarter call to be held in early 2014.
Third Quarter 2013 Conference Call and Webcast Information
The company will host a conference call to discuss these results today, Thursday, October 24, 2013 at 1:00 p.m. ET. To access the live call, please visit the Investor Relations section of the company's website at www.dft.com or dial 1-877-870-4263 (domestic) or 1-412-317-0790 (international). A replay will be available for seven days by dialing 1-877-344-7529 (domestic) or 1-412-317-0088 (international) using passcode 10034698. The webcast will be archived on the company's website for one year at www.dft.com on the Presentations & Webcasts page.
About DuPont Fabros Technology, Inc.
DuPont Fabros Technology, Inc. (NYSE: DFT) is a leading owner, developer, operator and manager of enterprise-class, carrier neutral, multi-tenant wholesale data centers. The Company's facilities are designed to offer highly specialized, efficient and safe computing environments in a low-cost operating model. The Company's customers outsource their mission critical applications and include national and international enterprises across numerous industries, such as technology, Internet content providers, media, communications, cloud-based, healthcare and financial services.  The Company's ten data centers are located in four major U.S. markets, which total 2.5 million gross square feet and 218 megawatts of available critical load to power the servers and computing equipment of its customers. DuPont Fabros Technology, Inc., a real estate investment trust (REIT) is headquartered in Washington, DC.  For more information, please visit www.dft.com.

Forward-Looking Statements
Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters described in these forward-looking statements include expectations regarding future events, results and trends and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the company's control. The company faces many risks that could cause its actual performance to differ materially from the results contemplated by its forward-looking statements, including, without limitation, the risk that its assumptions underlying its full year and fourth quarter 2013, and 2014 guidance are not realized, the risks related to the leasing of available space to third-party tenants, including delays in executing new leases and failure to negotiate leases on terms that will enable it to achieve its expected returns, risks related to the collection of accounts and notes receivable, the risk that the company may be unable to obtain new financing on favorable terms to facilitate, among other things, future development projects, the risks commonly associated with construction and development of new facilities (including delays and/or cost increases associated with the completion of new developments), risks relating to obtaining required permits and compliance with permitting, zoning, land-use and environmental requirements, the risk that the company will not declare and pay dividends as anticipated for 2013 and the risk that the company may not be able to maintain its qualification as a REIT for federal tax purposes. The periodic reports that the company files with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2012 and its quarterly reports on Form 10-Q for the quarters ended June 30, 2013 and March 31, 2013, contain detailed descriptions of these and many other risks to which the company is subject. These reports are available on our website at www.dft.com. Because of the risks described above and other unknown risks, the company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management's expectations and intentions only as of the date of this press release. The company assumes no responsibility to issue updates to the contents of this press release.

DUPONT FABROS TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

Revenues:
Base rent	$63,281	$56,641	$185,474	$165,584
Recoveries from tenants	31,687	27,759	87,073	77,573
Other revenues	1,374	1,046	3,118	3,329
Total revenues	96,342	85,446	275,665	246,486
Expenses:
Property operating costs	27,119	24,524	75,398	70,360
Real estate taxes and insurance	3,630	4,631	10,944	9,215
Depreciation and amortization	23,538	22,531	69,773	66,885
General and administrative	3,664	3,973	12,546	13,714
Other expenses	874	734	2,231	2,146
Total expenses	58,825	56,393	170,892	162,320
Operating income	37,517	29,053	104,773	84,166
Interest income	32	33	85	112
Interest:
Expense incurred	(12,048)	(11,934)	(37,490)	(36,471)
Amortization of deferred financing costs	(849)	(874)	(2,542)	(2,677)
Loss on early extinguishment of debt	(30,610)	—	(32,310)	—
Net (loss) income	(5,958)	16,278	32,516	45,130
Net loss (income) attributable to redeemable noncontrolling interests – operating partnership	2,541	(2,181)	(2,397)	(5,757)
Net (loss) income attributable to controlling interests	(3,417)	14,097	30,119	39,373
Preferred stock dividends	(6,811)	(6,811)	(20,433)	(20,241)
Net (loss) income attributable to common shares	$(10,228)	$7,286	$9,686	$19,132
Earnings per share – basic:
Net (loss) income attributable to common shares	$(0.16)	$0.11	$0.15	$0.30
Weighted average common shares outstanding	64,432,010	62,994,500	64,631,772	62,820,979
Earnings per share – diluted:
Net (loss) income attributable to common shares	$(0.16)	$0.11	$0.15	$0.30
Weighted average common shares outstanding	64,432,010	63,881,663	65,485,430	63,727,131
Dividends declared per common share	$0.25	$0.15	$0.70	$0.42

DUPONT FABROS TECHNOLOGY, INC.
RECONCILIATIONS OF NET INCOME TO FFO, NORMALIZED FFO AND AFFO (1)
(unaudited and in thousands except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Net (loss) income	$(5,958)	$16,278	$32,516	$45,130
Depreciation and amortization	23,538	22,531	69,773	66,885
Less: Non real estate depreciation and amortization	(218)	(251)	(689)	(785)
FFO	17,362	38,558	101,600	111,230
Preferred stock dividends	(6,811)	(6,811)	(20,433)	(20,241)
FFO attributable to common shares and OP units	$10,551	$31,747	$81,167	$90,989
Loss on early extinguishment of debt	30,610	—	32,310	—
Normalized FFO	41,161	31,747	113,477	90,989
Straight-line revenues, net of reserve	1,331	(5,598)	(5,323)	(16,824)
Amortization of lease contracts above and below market value	(598)	(763)	(1,793)	(2,595)
Compensation paid with Company common shares	1,561	1,660	5,076	5,333
Non real estate depreciation and amortization	218	251	689	785
Amortization of deferred financing costs	849	874	2,542	2,677
Improvements to real estate	(678)	(1,656)	(5,035)	(3,333)
Capitalized leasing commissions	(1,914)	(82)	(2,082)	(781)
AFFO	$41,930	$26,433	$107,551	$76,251
FFO attributable to common shares and OP units per share - diluted	$0.13	$0.38	$1.00	$1.10
Normalized FFO per share - diluted	$0.51	$0.38	$1.39	$1.10
AFFO per share - diluted	$0.52	$0.32	$1.32	$0.92
Weighted average common shares and OP units outstanding - diluted	81,235,730	82,713,851	81,480,540	82,630,663

(1) Funds from operations, or FFO, is used by industry analysts and investors as a supplemental operating performance measure for REITs. The Company calculates FFO in accordance with the definition that was adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. FFO, as defined by NAREIT, represents net (loss) income determined in accordance with GAAP, excluding extraordinary items as defined under GAAP, impairment charges on depreciable real estate assets and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. The Company also presents FFO attributable to common shares and OP units, which is FFO excluding preferred stock dividends. FFO attributable to common shares and OP units per share is calculated on a basis consistent with net income attributable to common shares and OP units and reflects adjustments to net income for preferred stock dividends.
The Company uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared period over period, captures trends in occupancy rates, rental rates and operating expenses. The Company also believes that, as a widely recognized measure of the performance of equity REITs, FFO may be used by investors as a basis to compare the Company's operating performance with that of other REITs. However, because FFO excludes real estate related depreciation and amortization and captures neither the changes in the value of the Company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company's properties, all of which have real economic effects and could materially impact the Company's results from operations, the utility of FFO as a measure of the Company's performance is limited.
While FFO is a relevant and widely used measure of operating performance of equity REITs, other equity REITs may use different methodologies for calculating FFO and, accordingly, FFO as disclosed by such other REITs may not be comparable to the Company's FFO. Therefore, the Company believes that in order to facilitate a clear understanding of its historical operating results, FFO should be examined in conjunction with net income as presented in the consolidated statements of operations. FFO should not be considered as an alternative to net income or to cash flow from operating activities (each as computed in accordance with GAAP) or as an indicator of the Company's liquidity, nor is it indicative of funds available to meet the Company's cash needs, including its ability to pay dividends or make distributions.
The Company presents FFO with adjustments to arrive at Normalized FFO. Normalized FFO is FFO attributable to common shares and units excluding gain or loss on early extinguishment of debt and gain or loss on derivative instruments. The Company also presents FFO with supplemental adjustments to arrive at Adjusted FFO (“AFFO”). AFFO is Normalized FFO excluding straight-line revenue, compensation paid with Company common shares, below market lease amortization net of above market lease amortization, non real estate depreciation and amortization, amortization of deferred financing costs, improvements to real estate and capitalized leasing commissions. AFFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow provided by operations as a measure of liquidity and is not necessarily indicative of funds available to fund the Company's cash needs including the Company's ability to pay dividends. In addition, AFFO may not be comparable to similarly titled measurements employed by other companies. The Company's management uses AFFO in management reports to provide a measure of REIT operating performance that can be compared to other companies using AFFO.

DUPONT FABROS TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands except share data)

	September 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Income producing property:
Land	$75,956	$73,197
Buildings and improvements	2,420,123	2,315,499
	2,496,079	2,388,696
Less: accumulated depreciation	(391,404)	(325,740)
Net income producing property	2,104,675	2,062,956
Construction in progress and land held for development	197,400	218,934
Net real estate	2,302,075	2,281,890
Cash and cash equivalents	198,196	23,578
Rents and other receivables, net	7,965	3,840
Deferred rent, net	148,440	144,829
Lease contracts above market value, net	9,429	10,255
Deferred costs, net	43,308	35,670
Prepaid expenses and other assets	42,137	30,797
Total assets	$2,751,550	$2,530,859
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Line of credit	$—	$18,000
Mortgage notes payable	115,000	139,600
Unsecured term loan	120,000	—
Unsecured notes payable	731,889	550,000
Accounts payable and accrued liabilities	26,677	22,280
Construction costs payable	22,243	6,334
Accrued interest payable	4,651	2,601
Dividend and distribution payable	25,902	22,177
Lease contracts below market value, net	11,403	14,022
Prepaid rents and other liabilities	51,060	35,524
Total liabilities	1,108,825	810,538
Redeemable noncontrolling interests – operating partnership	409,280	453,889
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $.001 par value, 50,000,000 shares authorized:
Series A cumulative redeemable perpetual preferred stock, 7,400,000 issued and outstanding at September 30, 2013 and December 31, 2012	185,000	185,000
Series B cumulative redeemable perpetual preferred stock, 6,650,000 issued and outstanding at September 30, 2013 and December 31, 2012	166,250	166,250
Common stock, $.001 par value, 250,000,000 shares authorized, 64,722,005 shares issued and outstanding at September 30, 2013 and 63,340,929 shares issued and outstanding at December 31, 2012	65	63
Additional paid in capital	892,358	915,119
Retained earnings (accumulated deficit)	(10,228)	—
Total stockholders’ equity	1,233,445	1,266,432
Total liabilities and stockholders’ equity	$2,751,550	$2,530,859

DUPONT FABROS TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Nine months ended September 30,
	2013	2012
Cash flow from operating activities
Net income	$32,516	$45,130
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	69,773	66,885
Straight line rent, net of reserve	(5,323)	(16,824)
Amortization of deferred financing costs	2,542	2,677
Loss on early extinguishment of debt	32,310	—
Amortization of lease contracts above and below market value	(1,793)	(2,595)
Compensation paid with Company common shares	5,076	5,333
Changes in operating assets and liabilities
Rents and other receivables	(2,376)	(1,668)
Deferred costs	(2,132)	(898)
Prepaid expenses and other assets	(10,951)	(6,128)
Accounts payable and accrued liabilities	4,593	739
Accrued interest payable	2,050	11,742
Prepaid rents and other liabilities	14,365	(1,653)
Net cash provided by operating activities	140,650	102,740
Cash flow from investing activities
Investments in real estate – development	(50,164)	(82,754)
Land acquisition costs	(14,186)	—
Interest capitalized for real estate under development	(1,522)	(2,654)
Improvements to real estate	(5,035)	(3,333)
Additions to non-real estate property	(24)	(55)
Net cash used in investing activities	(70,931)	(88,796)
Cash flow from financing activities
Line of credit:
Proceeds	102,000	15,000
Repayments	(120,000)	(35,000)
Mortgage notes payable:
Proceeds	115,000	—
Lump sum payoffs	(138,300)	—
Repayments	(1,300)	(3,900)
Unsecured term loan:
Proceeds	120,000	—
Unsecured notes payable:
Proceeds	600,000	—
Repayments	(418,111)	—
Payments of financing costs	(18,073)	(2,084)
Payments for early extinguishment of debt	(25,462)	—
Issuance of preferred stock, net of offering costs	—	62,685
Exercises of stock options	61	868
Common stock repurchases	(37,792)	—
Dividends and distributions:
Common shares	(41,772)	(24,616)
Preferred shares	(20,434)	(19,195)
Redeemable noncontrolling interests – operating partnership	(10,918)	(7,388)
Net cash provided by (used in) financing activities	104,899	(13,630)
Net increase in cash and cash equivalents	174,618	314
Cash and cash equivalents, beginning	23,578	14,402
Cash and cash equivalents, ending	$198,196	$14,716
Supplemental information:
Cash paid for interest	$36,961	$27,384
Deferred financing costs capitalized for real estate under development	$95	$161
Construction costs payable capitalized for real estate under development	$22,243	$10,549
Redemption of operating partnership units	$70,200	$5,700
Adjustments to redeemable noncontrolling interests - operating partnership	$34,326	$21,643

DUPONT FABROS TECHNOLOGY, INC.
Operating Properties
As of September 30, 2013

Property	Property Location	Year Built/ Renovated	Gross Building Area (2)	Raised Square Feet (2)	Critical Load MW (3)	% Leased (4)	% Commenced (5)
Stabilized (1)
ACC2	Ashburn, VA	2001/2005	87,000	53,000	10.4	100%	100%
ACC3	Ashburn, VA	2001/2006	147,000	80,000	13.9	100%	100%
ACC4	Ashburn, VA	2007	347,000	172,000	36.4	100%	100%
ACC5	Ashburn, VA	2009-2010	360,000	176,000	36.4	98%	98%
ACC6	Ashburn, VA	2011-2013	262,000	130,000	26.0	100%	100%
CH1	Elk Grove Village, IL	2008-2012	485,000	231,000	36.4	100%	100%
NJ1 Phase I	Piscataway, NJ	2010	180,000	88,000	18.2	52%	52%
SC1 Phase I (6)	Santa Clara, CA	2011	180,000	88,000	18.2	100%	94%
VA3	Reston, VA	2003	256,000	147,000	13.0	71%	71%
VA4	Bristow, VA	2005	230,000	90,000	9.6	100%	100%
Total Operating Properties			2,534,000	1,255,000	218.5	94%	93%

(1)	Stabilized operating properties are either 85% or more leased and commenced or have been in service for 24 months or greater.

(2)
Gross building area is the entire building area, including raised square footage (the portion of gross building area where the tenants' computer servers are located), tenant common areas, areas controlled by the Company (such as the mechanical, telecommunications and utility rooms) and, in some facilities, individual office and storage space leased on an as available basis to the tenants.

(3)
Critical load (also referred to as IT load or load used by tenants' servers or related equipment) is the power available for exclusive use by tenants expressed in terms of megawatt, or MW, or kilowatt, or kW (1 MW is equal to 1,000 kW).

(4)
Percentage leased is expressed as a percentage of critical load that is subject to an executed lease totaling 205.3 MW. Leases executed as of September 30, 2013 represent $258 million of base rent on a GAAP basis and $261 million of base rent on a cash basis over the next twelve months. Management fees from executed leases are included in recoveries from tenants and are estimated to be $17 million of revenue over the next twelve months.

(5)	Percentage commenced is expressed as a percentage of critical load where the lease has commenced under generally accepted accounting principles.

(6)	100% commenced as of October 1, 2013.

DUPONT FABROS TECHNOLOGY, INC.
Lease Expirations
As of September 30, 2013

The following table sets forth a summary schedule of lease expirations of the operating properties for each of the ten calendar years beginning with 2013. The information set forth in the table below assumes that tenants exercise no renewal options and takes into account tenants’ early termination options.

Year of Lease Expiration	Number of Leases Expiring (1)	Raised Square Feet of Expiring Commenced Leases (in thousands) (2)	% of Leased Raised Square Feet	Total kW of Expiring Commenced Leases (2)	% of Leased kW	% of Annualized Base Rent (3)
2013 (4)	1	3	0.3%	430	0.2%	0.2%
2014	4	19	1.6%	2,874	1.4%	1.7%
2015	4	70	6.0%	13,812	6.8%	6.5%
2016	4	32	2.7%	4,686	2.3%	2.4%
2017	13	96	8.2%	17,619	8.6%	8.8%
2018	19	215	18.4%	39,298	19.2%	18.4%
2019	10	158	13.5%	29,735	14.6%	14.0%
2020	10	106	9.1%	16,496	8.1%	8.6%
2021	8	153	13.1%	26,544	13.0%	13.2%
2022	6	75	6.4%	12,812	6.2%	7.1%
After 2022	16	244	20.7%	39,900	19.6%	19.1%
Total	95	1,171	100%	204,206	100%	100%

(1)	Represents 34 tenants with 95 lease expiration dates. Top four tenants represent 61% of annualized base rent.

(2)	Raised square footage is that portion of gross building area where the tenants locate their computer servers. One MW is equal to 1,000 kW.

(3)	Annualized base rent represents the monthly contractual base rent (defined as cash base rent before abatements) multiplied by 12 for commenced leases totaling 204.2 MW as of September 30, 2013.

(4)
This lease will expire on December 31, 2013, representing 2,800 raised square feet, 430 kW of critical load and 0.2% of annualized base rent as notice was provided. This space has been re-leased with the new lease expected to commence on January 1, 2014 and expire in 2019.

DUPONT FABROS TECHNOLOGY, INC.
Development Projects
As of September 30, 2013
($ in thousands)

Property	Property Location	Gross Building Area (1)	Raised Square Feet (2)	Critical Load MW (3)	Estimated Total Cost (4)	Construction in Progress & Land Held for Development (5)	% Pre-leased

Current Development Projects
SC1 Phase IIA	Santa Clara, CA	90,000	44,000	9.1	$105,000 - $115,000	$35,681	50%
ACC7 Phase I	Ashburn, VA	126,000	70,000	11.9	85,000 - 90,000	23,408	0%
		216,000	114,000	21.0	190,000 - 205,000	59,089

Future Development Projects/Phases
SC1 Phase IIB	Santa Clara, CA	90,000	44,000	9.1	46,000 - 50,000	30,835
ACC7 Phases II to IV	Ashburn, VA	320,000	176,000	29.7	78,000 - 82,000	44,521
NJ1 Phase II	Piscataway, NJ	180,000	88,000	18.2	39,212	39,212
		590,000	308,000	57.0	$163,212 - $171,212	114,568
Land Held for Development
ACC8	Ashburn, VA	100,000	50,000	10.4		3,784
CH2	Elk Grove Village, IL	338,000	167,000	25.6		14,271
SC2	Santa Clara, CA	200,000	125,000	26.0		5,688
		638,000	342,000	62.0		23,743
Total		1,444,000	764,000	140.0		$197,400

(1)
Gross building area is the entire building area, including raised square footage (the portion of gross building area where the tenants’ computer servers are located), tenant common areas, areas controlled by the Company (such as the mechanical, telecommunications and utility rooms) and, in some facilities, individual office and storage space leased on an as available basis to the tenants. The amount listed for CH2 is an estimate.

(2)
Raised square footage is that portion of gross building area where the tenants locate their computer servers. ACC7 and CH2 will be built without a raised floor and the above represents computer room square footage. The amount listed for CH2 is an estimate.

(3)
Critical load (also referred to as IT load or load used by tenants’ servers or related equipment) is the power available for exclusive use by tenants expressed in terms of MW or kW (1 MW is equal to 1,000 kW). The amount listed for CH2 is an estimate.

(4)
Current development projects include land, capitalization for construction and development and capitalized operating carrying costs, as applicable, upon completion. Capitalized interest is excluded. Future development projects / phases other than SC1 Phase IIB include land, shell and underground work through Phase I opening only. SC1 Phase IIB also includes a portion of the electrical and mechanical infrastructure.

(5)
Amount capitalized as of September 30, 2013. Future development projects / phases other than SC1 Phase IIB include land, shell and underground work through Phase I opening only. SC1 Phase IIB also includes a portion of the electrical and mechanical infrastructure.

DUPONT FABROS TECHNOLOGY, INC.
Debt Summary as of September 30, 2013
($ in thousands)

	September 30, 2013
	Amounts	% of Total	Rates	Maturities (years)
Secured	$115,000	12%	2.0%	4.5
Unsecured	851,889	88%	5.7%	6.4
Total	$966,889	100%	5.3%	6.2
Fixed Rate Debt:
Unsecured Notes due 2021	$600,000	62%	5.9%	8.0
Unsecured Notes due 2017	131,889	14%	8.5%	0.1
Fixed Rate Debt	731,889	76%	6.3%	6.5
Floating Rate Debt:
Unsecured Credit Facility	—	—	—	2.5
Unsecured Term Loan	120,000	12%	1.9%	5.4
ACC3 Term Loan	115,000	12%	2.0%	4.5
Floating Rate Debt	235,000	24%	2.0%	4.9
Total	$966,889	100%	5.3%	6.2

Note:	The Company capitalized interest and deferred financing cost amortization of $1.1 million and $1.6 million during the three and nine months ended September 30, 2013, respectively.

Pro Forma Debt Summary as of September 30, 2013
($ in thousands)

The pro forma debt summary below assumes the repayment of the remaining $131.9 million Unsecured Notes due 2017, which were irrevocably called on September 24, 2013 and will be repaid on October 24, 2013 with cash on hand.

	September 30, 2013
	Amounts	% of Total	Rates	Maturities (years)
Secured	$115,000	14%	2.0%	4.5
Unsecured	720,000	86%	5.2%	7.5
Total	$835,000	100%	4.8%	7.1
Fixed Rate Debt:
Unsecured Notes due 2021	$600,000	72%	5.9%	8.0
Fixed Rate Debt	600,000	72%	5.9%	8.0
Floating Rate Debt:
Unsecured Credit Facility	—	—	—	2.5
Unsecured Term Loan	120,000	14%	1.9%	5.4
ACC3 Term Loan	115,000	14%	2.0%	4.5
Floating Rate Debt	235,000	28%	2.0%	4.9
Total	$835,000	100%	4.8%	7.1

DUPONT FABROS TECHNOLOGY, INC.
Debt Maturity as of September 30, 2013
($ in thousands)

Year	Fixed Rate		Floating Rate		Total	% of Total	Rates
2013	$131,889	(1)	$—		$131,889	13.6%	8.5%
2014	—		—		—	—	—
2015	—		—		—	—	—
2016	—		3,750	(3)	3,750	0.4%	2.0%
2017	—		8,750	(3)	8,750	0.9%	2.0%
2018	—		102,500	(3)	102,500	10.6%	2.0%
2019	—		120,000	(4)	120,000	12.4%	1.9%
2020	—		—		—	—	—
2021	600,000	(2)	—		600,000	62.1%	5.9%
Total	$731,889		$235,000		$966,889	100%	5.3%

(1)	The remaining Unsecured Notes due 2017 were irrevocably called on September 24, 2013 and will be redeemed on October 24, 2013.

(2)	The 5.875% Unsecured Notes due 2021 were issued in September 2013.

(3)
The ACC3 Term Loan matures on March 27, 2018 with no extension option. Quarterly principal payments of $1.25 million begin on April 1, 2016, increase to $2.5 million on April 1, 2017 and continue through maturity.

(4)
The Unsecured Term Loan matures on February 15, 2019 with no extension option. In October 2013, the company exercised the accordion feature, increasing this loan to $250 million and drawing an additional $34.0 million. The remaining balance of $96.0 million must be drawn by January 10, 2014.

DUPONT FABROS TECHNOLOGY, INC.
Selected Unsecured Debt Metrics

	9/30/13 (1)	9/30/13 (2)	12/31/12
Interest Coverage Ratio (not less than 2.0)	4.4	5.6	4.0

Total Debt to Gross Asset Value (not to exceed 60%)	30.9%	27.8%	24.9%

Secured Debt to Total Assets (not to exceed 40%)	3.7%	3.8%	4.9%

Total Unsecured Assets to Unsecured Debt (not less than 150%)	317.5%	375.6%	334.3%

(1)
These selected metrics relate to DuPont Fabros Technology, LP's outstanding unsecured notes. This includes $131.9 million Notes due 2017 (paid off October 24, 2013) and $600 million Notes due 2021. DuPont Fabros Technology, Inc. is the general partner of DuPont Fabros Technology, LP.

(2)	These selected metrics relate to DuPont Fabros Technology, LP's outstanding unsecured notes, and are pro forma assuming the $131.9 million Notes due 2017 were paid off as of September 30, 2013.

Capital Structure as of September 30, 2013
(in thousands except per share data)

Line of Credit				$—
Mortgage Notes Payable				115,000
Unsecured Term Loan				120,000
Unsecured Notes				731,889
Total Debt				966,889	28.5%
Common Shares	80%	64,722
Operating Partnership (“OP”) Units	20%	15,882
Total Shares and Units	100%	80,604
Common Share Price at September 30, 2013		$25.77
Common Share and OP Unit Capitalization			$2,077,165
Preferred Stock ($25 per share liquidation preference)			351,250
Total Equity				2,428,415	71.5%
Total Market Capitalization				$3,395,304	100.0%

DUPONT FABROS TECHNOLOGY, INC.
Common Share and OP Unit
Weighted Average Amounts Outstanding

	Q3 2013	Q3 2012	YTD Q3 2013	YTD Q3 2012
Weighted Average Amounts Outstanding for EPS Purposes:

Common Shares - basic	64,432,010	62,994,500	64,631,772	62,820,979
Shares issued from assumed conversion of:
- Restricted Shares	—	113,617	74,893	130,085
- Stock Options	—	773,546	743,022	776,067
- Performance Units	—	—	35,743	—
Total Common Shares - diluted	64,432,010	63,881,663	65,485,430	63,727,131

Weighted Average Amounts Outstanding for FFO and AFFO Purposes:

Common Shares - basic	64,432,010	62,994,500	64,631,772	62,820,979
OP Units - basic	15,889,830	18,832,188	15,995,110	18,903,532
Total Common Shares and OP Units	80,321,840	81,826,688	80,626,882	81,724,511
Shares and OP Units issued from
assumed conversion of:
- Restricted Shares	73,006	113,617	74,893	130,085
- Stock Options	733,654	773,546	743,022	776,067
- Performance Units	107,230	—	35,743	—
Total Common Shares and Units - diluted	81,235,730	82,713,851	81,480,540	82,630,663

Period Ending Amounts Outstanding:
Common Shares	64,722,005
OP Units	15,882,037
Total Common Shares and Units	80,604,042

DUPONT FABROS TECHNOLOGY, INC.
2013 Guidance
The earnings guidance/projections provided below are based on current expectations and are forward-looking.

	Expected Q4 2013 per share	Expected 2013 per share
Net income per common share and unit - diluted	$0.14 to $0.16	$0.29 to $0.30
Depreciation and amortization, net	0.29	1.14 to 1.15

FFO per share - diluted (1)	$0.43 to $0.45	$1.43 to $1.45
Loss on early extinguishment of debt	0.11	0.50
Normalized FFO per share - diluted (1)	$0.54 to $0.56	$1.93 to $1.95

2013 Debt Assumptions

Weighted average debt outstanding	$779.0 million
Weighted average interest rate	6.45%

Total interest costs	$50.2 million
Amortization of deferred financing costs (2)	3.6 million
Interest expense capitalized	(3.5) million
Deferred financing costs amortization capitalized	(0.2) million
Total interest expense after capitalization	$50.1 million

2013 Other Guidance Assumptions

Total revenues	$368 to $376 million
Base rent (included in total revenues)	$249 to $251 million
Straight-line revenues (included in base rent)	$6 to $8 million
General and administrative expense	$17 million
Investments in real estate - development (3)	$137 to $142 million
Improvements to real estate excluding development	$6 million
Preferred stock dividends	$27 million
Loss on early extinguishment of debt	$41 million
Annualized common stock dividend	$1.00 per share
Weighted average common shares and OP units - diluted	81 million
Common share repurchase	$38 million
Acquisitions of income producing properties	No amounts budgeted

(1)	For information regarding FFO and Normalized FFO, see “Reconciliations of Net Income to FFO, Normalized FFO and AFFO” on page 7 of this earnings release.

(2)	Excludes write-offs of deferred financing costs related to the payoff of unsecured notes and a secured loan.

(3)	Represents cash spend expected in 2013 for the ACC7 and SC1 Phase II developments.